As filed with the U.S. Securities and Exchange Commission on October 15, 2018.

Registration No. 333-227774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allogene Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	82-3562771
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

210 East Grand Avenue

South San Francisco, California 94080

(650) 457-2700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Chang, M.D., Ph.D.

President and Chief Executive Officer

Allogene Therapeutics, Inc.

210 East Grand Avenue

South San Francisco, California 94080

(650) 457-2700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Charles J. Bair, Esq. Charles S. Kim, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Brian J. Cuneo, Esq. B. Shayne Kennedy, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-227774)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act.  ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (“Registration Statement”) is being filed solely for the purpose of incorporating by reference Exhibit 5.1 filed with the Registrant’s Registration Statement on Form S-1 (File No. 333-227333) (the “Related Registration Statement”), as amended pursuant to a Post-Effective Amendment No. 1 to the Related Registration Statement filed with the Securities and Exchange Commission on October 15, 2018. This Amendment No. 1 does not modify any provision of the Registration Statement other than the Exhibit Index as set forth below.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cooley LLP (incorporated by reference to Exhibit 5.1 to the Related Registration Statement, as amended).

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Related Registration Statement, as amended).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 15th day of October, 2018.

ALLOGENE THERAPEUTICS, INC.

By:	/s/ David Chang, M.D., Ph.D.
David Chang, M.D., Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Chang, M.D., Ph.D. David Chang, M.D., Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	October 15, 2018

/s/ Eric Schmidt, Ph.D. Eric Schmidt, Ph.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2018

* Arie Belldegrun, M.D., FACS	Executive Chairman of the Board of Directors	October 15, 2018

* David Bonderman	Member of the Board of Directors	October 15, 2018

* Franz Humer, Ph.D.	Member of the Board of Directors	October 15, 2018

* John DeYoung	Member of the Board of Directors	October 15, 2018

* Joshua Kazam	Member of the Board of Directors	October 15, 2018

* Owen Witte, M.D.	Member of the Board of Directors	October 15, 2018

* Todd Sisitsky	Member of the Board of Directors	October 15, 2018

/s/ Deborah Messemer Deborah Messemer	Member of the Board of Directors	October 15, 2018

*By:	/s/ David Chang, M.D., Ph.D.
David Chang, M.D., Ph.D.
Attorney-in-fact